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                                                                  EXHIBIT 99.1

          Risk Factors
          incorporated by reference to Annual Report on Form 10-K.

          You should carefully consider the risks described below, together with all of the other information in our SEC filings, before making an investment decision to buy or sell our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially harmed. If our business is harmed, the trading price of our common stock could decline, and you may lose all or part of your investment. Our SEC reports may also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in our reports.

          OUR SALES REFLECT THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY, WHICH CAN CAUSE OUR OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY AND COULD CAUSE US TO FAIL TO ACHIEVE ANTICIPATED SALES

          Our business depends in significant part upon capital expenditures by manufacturers of semiconductor devices, including manufacturers that are opening new or expanding existing fabrication facilities. The level of capital expenditures by these manufacturers of semiconductor devices depends upon the current and anticipated market demand for such devices and the products utilizing such devices. The semiconductor industry is highly cyclical. The industry has in the past, and will likely in the future, experience periods of oversupply that result in significantly reduced demand for capital equipment, including our systems. When these periods occur, our operating results and financial condition are adversely affected. For instance, we were affected by a severe downturn in the semiconductor industry in 1998, during which our sales decreased for the first three consecutive quarters of 1998 before increasing in the fourth quarter of 1998 and throughout 1999. We anticipate that a significant portion of new orders will depend upon demand from semiconductor manufacturers and independent foundries who build or expand large fabrication facilities. If existing fabrication facilities are not expanded or new facilities are not built, demand for our systems may not develop or increase, and we may be unable to generate significant new orders for our systems. If we are unable to develop new orders for our systems, we will not achieve anticipated net sales levels. Any future downturns or slowdowns in the semiconductor industry will materially and adversely affect our net sales and operating results.

          MOST OF OUR REVENUE COMES FROM A SMALL NUMBER OF LARGE SALES, AND ANY DELAY IN THE TIMING OF INDIVIDUAL SALES COULD CAUSE OUR OPERATING RESULTS TO FLUCTUATE FROM QUARTER TO QUARTER

          A delay in a shipment near the end of a quarter may cause net sales in that quarter to fall below our expectations and the expectations of market analysts or investors. We derive most of our revenues from the sale of a relatively small number of expensive systems. The list prices on these systems range from $500,000 to over $2.2 million. At our current revenue level, each sale, or failure to make a sale, could have a material effect on us. Our lengthy sales cycle, coupled with customers' competing capital budget considerations, make the timing of customer orders uneven and difficult to predict. In addition, our backlog at the beginning of a quarter typically does not include all orders required to achieve our sales objectives for that quarter. As a result, our net sales and operating results for a quarter depend on us shipping orders as scheduled during that quarter as well as obtaining new orders for systems to be shipped in that same quarter. Any delay in
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          scheduled shipments or in shipments from new orders would materially and adversely affect our operating results for that quarter, which could cause our stock price to decline.

          OUR QUARTERLY FINANCIAL RESULTS FLUCTUATE SIGNIFICANTLY AND MAY FALL SHORT OF ANTICIPATED LEVELS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE

          We base our operating expenses on anticipated revenue levels, and a substantial percentage of our expenses are fixed in the short term. As a result, any delay in generating or recognizing revenues could cause our operating results to be below the expectations of market analysts or investors, which could cause the price of our common stock to decline. Our quarterly revenue and operating results have varied significantly in the past and may vary significantly in the future due to a number of factors, including: - market acceptance of our systems and the products of our customers; - substantial changes in revenues from significant customers; - increased manufacturing overhead expenses due to reductions in the number of systems manufactured; - timing of announcement and introduction of new systems by us and by our competitors; - sudden changes in component prices or availability;
          - changes in product mix; - delays in orders due to customer financial difficulties; - manufacturing inefficiencies caused by uneven or unpredictable order patterns, reducing our gross margins; and - higher fixed costs due to increased levels of research and development and expansion of our worldwide sales and marketing organization. Due to the foregoing factors, we believe that period-to-period comparisons of our operating results should not be relied upon as an indicator of our future performance.

          WE HAVE INCURRED NET OPERATING LOSSES FOR THE PRIOR TWO YEARS, WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY ON AN ANNUAL BASIS, AND IF WE DO NOT, WE MAY NOT UTILIZE DEFERRED TAX ASSETS

          We incurred net losses of approximately $22.4 million for the year ended December 31, 1998 and $800,000 for the year ended December 31, 1999. We expect to continue to incur significant research and development and selling, general and administrative expenses. We will need to generate significant increases in net sales to achieve and maintain profitability on an annual basis, and we may not be able to do so. In addition, because of these factors, through December 31, 1999, we had not been in a position to utilize our deferred tax assets. Our ability to realize our deferred tax assets in future periods will depend on our ability to achieve and maintain profitability on an annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a further discussion of our net operating losses.

          YEAR-TO-YEAR CHANGES IN OUR LIST OF MAJOR CUSTOMERS MAKE IT DIFFICULT TO FORECAST OUR REVENUE AND ACHIEVE OUR SALES GOALS

          During 1999, one customer, Samsung, accounted for approximately 20% of our net sales. During 1998, we had no individually significant customers, although sales to our Japanese distributor, Marubeni, constituted 16% of our net sales. During 1997, one customer, Taiwan Semiconductor Manufacturing Company, accounted for approximately 11%
          of our net sales. Although the composition of the group comprising our largest customers has varied from year to year, our top ten customers accounted for 63% of our net sales in 1999, 56% in 1998 and 60% in 1997. Our systems represent major capital investments that our customers and potential customers purchase or replace infrequently. Therefore, our list of major customers changes substantially from year to year, and we cannot predict that a major customer in one year will make significant purchases from us in future years. Accordingly, it is difficult for us to accurately forecast our revenues and operating results from year to year. While we actively pursue new customers, if we are unable to successfully make significant sales to new customers or sell additional systems
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          to existing customers, we may not achieve anticipated net sales levels and our business and operating results would suffer.

          OUR LENGTHY SALES CYCLE INCREASES OUR COSTS AND REDUCES THE PREDICTABILITY OF OUR REVENUE

          Sales of our systems depend upon the decision of a prospective customer to increase manufacturing capacity. That decision typically involves a significant capital commitment by our customers. Accordingly, the purchase of our systems typically involves time consuming internal procedures associated with the evaluation, testing, implementation and introduction of new technologies into our customers' manufacturing facilities. For many potential customers, an evaluation as to whether new semiconductor manufacturing equipment is needed typically occurs infrequently. Following an evaluation by the customer as to whether our systems meet its qualification criteria, we have experienced in the past and expect to experience in the future, delays in finalizing system sales while the customer evaluates and receives approval for the purchase of our systems and constructs a new facility or expands an existing facility. Due to these factors, our systems typically have a lengthy sales cycle during which we may expend substantial funds and management effort. The time between our first contact with a customer and the customer placing its first order typically lasts from nine to twelve months and is often even longer. This lengthy sales cycle makes it difficult to accurately forecast future sales and may cause our quarterly and annual revenue and operating results to fluctuate significantly from period to period. If anticipated sales from a particular customer are not realized in a particular period due to this lengthy sales cycle, our operating results may be adversely affected.

          WE ARE HIGHLY DEPENDENT ON OUR INTERNATIONAL SALES, PARTICULARLY SALES IN ASIAN COUNTRIES, AND IF WE ARE UNABLE TO SUSTAIN AND INCREASE OUR INTERNATIONAL SALES, WE MAY NOT ACHIEVE ANTICIPATED REVENUE GROWTH

          Asia is a particularly important region for our business. Sales to Taiwan, Japan and other Asian countries accounted for 59% of our total net sales in 1999, 50% in 1998 and 60% in 1997. All international sales accounted for 71% of our total net sales in 1999, 67% in 1998, and 65% in 1997. We anticipate that international sales will continue to account for a significant portion of our net sales. Because of our dependence upon international sales in general and on sales to Taiwan, Japan and other Asian countries in particular, we are at risk to the effects of regional economic problems. Asian economies have been highly volatile and prone to recession in recent years. In particular, our 1998 net sales declined during a severe industry downturn caused in large part by recessions in several Asian countries. Our international sales are subject to a number of additional risks, including: - unexpected changes in law or regulations resulting in more burdensome governmental controls, tariffs, restrictions, embargoes or export license requirements; - exchange rate volatility;
          - political and economic instability, particularly in Asia; - difficulties in accounts receivable collections; - extended payment terms beyond those customarily used in the United States; - difficulties in managing distributors or representatives; - difficulties in staffing and managing foreign subsidiary operations; and - potentially adverse tax consequences. Our sales to date have been denominated in U.S. dollars. If it becomes necessary for us to make sales denominated in foreign currencies, we will become more exposed to the risk of currency fluctuations. Our products become less price competitive in countries with currencies that are declining in value in comparison to the dollar. This could cause us to lose sales or force us to lower our prices, which would reduce our gross margins.
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          WE HAVE ESTABLISHED A DIRECT SALES ORGANIZATION IN JAPAN AND
          TERMINATED OUR JAPANESE DISTRIBUTOR, WHICH COULD RESULT IN LOST SALES OR INCREASED RISKS TO OUR BUSINESS IN JAPAN

          As part of our original strategy for penetrating the Japanese market, we established a distributor relationship with Marubeni Solutions Corp. in 1990. In 1999, we shifted our strategy in Japan to a direct sales model. For the year ended December 31, 1998, sales to Marubeni accounted for 16% of our net sales. We have terminated our distribution relationship with Marubeni and established our own direct sales force in Japan. For the year ended December 31, 1999, sales to Marubeni accounted for 10% of our net sales. The transition to direct sales was completed during the first half of 2000. Although we intend to continue to invest significant resources in Japan, including the hiring of additional personnel to support our direct sales effort, we may not be able to maintain or increase our sales to the Japanese semiconductor industry. We may miss sales opportunities or lose competitive sales as we transition to this direct sales model, or Japanese customers and potential customers may be unwilling to purchase our systems from us directly. When we make sales directly to customers in Japan, we expect that payment terms may be as long as 180 days from shipment, compared to 30 days from shipment for sales in our other regions. Such a delay would negatively impact our cash flows.

          MOST OF OUR SALES ARE CURRENTLY CONCENTRATED IN ASPEN STRIP AND CVD SYSTEMS, AND WE DEPEND UPON CONTINUED MARKET ACCEPTANCE OF THESE PRODUCTS; IF WE ARE UNABLE TO INCREASE SALES OF OUR OTHER PRODUCTS, WE MAY NOT ACHIEVE ANTICIPATED GROWTH OF NET SALES

          For the year ended December 31, 1999, sales of Aspen Strip and CVD systems constituted 87% of our net sales. We expect that revenue from these products will continue to account for a substantial majority of our net sales for the foreseeable future. Accordingly, continued market acceptance of these systems is critical to our future success. Market acceptance of our Aspen Strip and CVD systems is affected by a number of factors including technological innovation, productivity and cost of ownership. Many of these factors are beyond our control. Our failure to maintain or increase current levels of market acceptance for Aspen Strip and CVD systems could significantly impair our net sales growth. Our future sales will also depend upon achieving broad market acceptance of our Aspen RTP systems, Aspen LiteEtch systems, EpiPro systems and other future products and services that we might offer. The markets for these newer products, especially products such as our Aspen III Strip, Aspen III CVD and Aspen III LiteEtch, which process 300 millimeter wafers, are still developing and require our substantial investment in development and sales efforts. If the markets for these products do not develop as anticipated, or if we are unable to obtain or increase orders in these markets, we may not realize an adequate return on the investment made in the development of these new products, and we may not achieve our anticipated revenue growth.

          WE MAY NOT ACHIEVE ANTICIPATED REVENUE GROWTH IF WE ARE NOT SELECTED AS "VENDOR OF CHOICE" FOR NEW OR EXPANDED FABRICATION FACILITIES AND IF OUR SYSTEMS AND PRODUCTS DO NOT ACHIEVE BROADER MARKET ACCEPTANCE

          Because semiconductor manufacturers must make a substantial investment to install and integrate capital equipment into a semiconductor fabrication facility, these manufacturers will tend to choose semiconductor equipment manufacturers based on established relationships, product compatibility and proven financial performance. Once a semiconductor manufacturer selects a particular vendor's capital equipment, the
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          manufacturer generally relies for a significant period of time upon equipment from this vendor of choice for the specific production line application. In addition, the semiconductor manufacturer frequently will attempt to consolidate its other capital equipment requirements with the same vendor. Accordingly, we may face narrow windows of opportunity to be selected as the "vendor of choice" by substantial new customers. It may be difficult for us to sell to a particular customer for a significant period of time once that customer selects a competitor's product, and we may not be successful in obtaining broader acceptance of our systems and technology. To date, only our strip and CVD products have gained widespread market acceptance. If we are unable to achieve broader market acceptance of our systems and technology, we may be unable to grow our business and our operating results and financial condition will be adversely affected.

          UNLESS WE CAN CONTINUE TO DEVELOP AND INTRODUCE NEW SYSTEMS THAT COMPETE EFFECTIVELY ON THE BASIS OF PRICE AND PERFORMANCE, WE MAY LOSE FUTURE SALES AND CUSTOMERS, OUR BUSINESS MAY SUFFER AND OUR STOCK PRICE MAY DECLINE

          Because of continual changes in the markets in which we and our customers compete, our future success will depend in part upon our ability to continue to improve our systems and our technologies. These markets are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. Due to the continual changes in these markets, our success will also depend upon our ability to develop new technologies and systems that compete effectively on the basis of price and performance and that adequately address customer requirements. In addition, we must adapt our systems and processes to technological changes and to support emerging target market industry standards. The success of any new systems we introduce is dependent on a number of factors. These factors include timely completion of new system designs and market acceptance. We may not be able to improve our existing systems or develop new technologies or systems in a timely manner. In particular, the transition of the market to 300 millimeter wafers will present us with both an opportunity and a risk. To the extent that we are unable to introduce 300 millimeter systems which meet customer requirements on a timely basis, our business could be harmed.

          WE MAY NOT BE ABLE TO CONTINUE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE SEMICONDUCTOR INDUSTRY

          The semiconductor equipment industry is both highly competitive and subject to rapid technological change. Significant competitive factors include the following: - system performance; - cost of ownership; - size of installed base; - breadth of product line; and - customer support. The following characteristics of our major competitors' systems give them a competitive advantage over us, particularly with their CVD systems: - broader product lines; - longer operating history; - greater experience with high volume manufacturing; - broader name recognition; - substantially larger customer bases; and - substantially greater financial, technical and marketing resources.
          In addition, to expand our sales we must often replace the systems of our competitors or sell new systems to customers of our competitors. Our competitors may develop new or enhanced competitive products that will offer price or performance features that are superior to our systems. Our competitors may also be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their product lines. We may not be able to maintain or expand our sales if competition increases and we are unable to respond effectively.

          WE DEPEND UPON A LIMITED NUMBER OF SUPPLIERS FOR MANY COMPONENTS AND SUBASSEMBLIES, AND SUPPLY SHORTAGES OR THE
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          LOSS OF THESE SUPPLIERS COULD RESULT IN INCREASED COST OR DELAYS IN
          MANUFACTURE AND SALE OF OUR PRODUCTS

          We rely to a substantial extent on outside vendors to manufacture many of the components and subassemblies of our Aspen systems. We obtain many of these components and subassemblies from a sole source or a limited group of suppliers. Because of our reliance on outside vendors generally, and on a sole or a limited group of suppliers in particular, we may be unable to obtain an adequate supply of required components. In addition, we may have reduced control over pricing and timely delivery of components. In addition, we often quote prices to our customers and accept customer orders for our products prior to purchasing components and subassemblies from our suppliers. If our suppliers increase the cost of components or subassemblies, we may not have alternative sources of supply and may not be able to raise the cost of the system being evaluated by our customers to cover all or part of the increased cost of components. The manufacture of some of these components and subassemblies is an extremely complex process and requires long lead times. As a result, we have in the past and may in the future experience delays or shortages. If we are unable to obtain adequate and timely deliveries of our required components or subassemblies, we may have to seek alternative sources of supply or manufacture such components internally. This could delay our ability to manufacture or timely ship our systems, causing us to lose sales, incur additional costs, delay new product introductions and cause us to suffer harm to our reputation.

          TO EFFECTIVELY MANAGE OUR GROWTH AND EXPANSION, WE WILL NEED TO IMPROVE AND IMPLEMENT NEW SYSTEMS, PROCEDURES AND CONTROLS

          We have recently experienced a period of rapid growth and expansion that has placed a significant strain on our management information systems and our administrative, financial and operational resources. We are currently undertaking a significant expansion of our operations to support increased sales levels as a result of the recent improvement in the semiconductor industry, including the expansion of our international operations and a transition to direct sales operations in Japan. We are making additional significant investments in research and development to support product development. We have grown from 349 employees at December 31, 1998, to 443 employees at December 31, 1999 and to 590 employees at September 24, 2000 and plan to further increase our total personnel. This expansion will continue to result in substantial demands on our management resources. To accommodate continued anticipated growth and expansion, we will be required to: - improve existing, and implement new, operational and financial systems, procedures and controls; - hire, train, manage, retain and motivate qualified personnel; and - obtain additional facilities and suppliers. These measures may place additional burdens on our management and our internal resources.

          IF WE DO NOT HAVE SUFFICIENT EVALUATION SYSTEMS AVAILABLE TO OUR CUSTOMERS, WE MAY MISS SALES OPPORTUNITIES We have experienced increased interest in evaluation of our chemical vapor deposition products. In the past, during periods of high growth, we have been constrained by a lack of available CVD evaluation units for timely delivery to prospective customers. If we are not able to make a sufficient number of evaluation systems available when requested, potential customers may not be able to evaluate our products before making equipment purchase decisions and we may miss opportunities to make sales, causing our growth to be adversely affected.

          WE ARE HIGHLY DEPENDENT ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS AND THEIR KNOWLEDGE OF OUR BUSINESS, MANAGEMENT SKILLS AND TECHNICAL EXPERTISE WOULD BE DIFFICULT TO REPLACE
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          Our success depends to a large extent upon the efforts and abilities of Brad Mattson, our chairman and chief executive officer, as well as other key managerial and technical employees who would be difficult to replace. The loss of Mr. Mattson or other key employees could limit or delay our ability to develop new products and adapt existing products to our customers' evolving requirements and result in lost sales and diversion of management resources. None of our executive officers are bound by a written employment agreement and our relationships with our officers are at will.

          BECAUSE OF COMPETITION FOR ADDITIONAL QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO RECRUIT OR RETAIN NECESSARY PERSONNEL, WHICH COULD IMPEDE DEVELOPMENT OR SALES OF OUR PRODUCTS

          Our growth depends on our ability to attract and retain qualified, experienced employees. There is substantial competition for experienced engineering, technical, financial, sales and marketing personnel in our industry. In particular, we must attract and retain highly skilled design and process engineers. Competition for such personnel is intense, particularly in the San Francisco Bay Area where we are based. If we are unable to retain our existing key personnel, or attract and retain additional qualified personnel, we may from time to time experience inadequate levels of staffing to develop and market our products and perform services for our customers. As a result, our growth could be limited due to our lack of capacity to develop and market our products to our customers, or we could fail to meet our delivery commitments or experience deterioration in service levels or decreased customer satisfaction.

          IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY WE MAY LOSE A VALUABLE ASSET, EXPERIENCE REDUCED MARKET SHARE OR INCUR COSTLY LITIGATION TO PROTECT OUR PROPRIETARY TECHNOLOGY

          We rely on a combination of patents, copyrights, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect our proprietary technology. Despite our efforts to protect our intellectual property, our competitors may be able to legitimately ascertain the non-patented proprietary technology embedded in our systems. If this occurs, we may not be able to prevent the use of such technology. Our means of protecting our proprietary rights may not be adequate and our patents may not be sufficiently broad to protect our technology. In addition, any patents issued to us could be challenged, invalidated or circumvented and any rights granted under the patent may not provide adequate protection to us. Furthermore, we may not have sufficient resources to prosecute our rights. Our competitors may independently develop similar technology, duplicate our products or design around patents that may be issued to us. In addition, the laws of some foreign countries may not protect our proprietary rights to as great an extent as do the laws of the United States and it may be more difficult to monitor the use of our products. As a result of these threats to our proprietary technology, we may have to resort to costly litigation to enforce our intellectual property rights.

          WE MIGHT FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT MAY BE COSTLY TO RESOLVE AND COULD DIVERT MANAGEMENT ATTENTION

          We may from time to time be subject to claims of infringement of other parties' proprietary rights. Our involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets, even if the claims are without merit, could be very expensive to defend and could divert the attention of our management. Adverse determinations in any litigation could subject us to significant liabilities to third parties,
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          require us to seek costly licenses from third parties and prevent us from manufacturing and selling our systems. Any of these situations could have a material adverse effect on our business and operating results.

          OUR FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS COULD RESULT IN SUBSTANTIAL LIABILITY TO US

          We are subject to a variety of federal, state and local laws, rules and regulations relating to environmental protection. These laws, rules and regulations govern the use, storage, discharge and disposal of hazardous chemicals during manufacturing, research and development and sales demonstrations. If we fail to comply with present or future regulations, we could be subject to substantial liability for clean up efforts, personal injury and fines or suspension or cessation of our operations. Restrictions on our ability to expand or continue to operate our present locations could be imposed upon us or we could be required to acquire costly remediation equipment or incur other significant expenses.

          THE PRICE OF OUR COMMON STOCK HAS FLUCTUATED IN THE PAST AND MAY CONTINUE TO FLUCTUATE SIGNIFICANTLY IN THE FUTURE, WHICH MAY LEAD TO LOSSES BY INVESTORS OR TO SECURITIES LITIGATION

          The market price of our common stock has been highly volatile in the past, and our stock price may decline in the future. We believe that a number of factors could cause the price of our common stock to fluctuate, perhaps substantially, including: - general conditions in the semiconductor industry or in the worldwide economy; - announcements of developments related to our business; - fluctuations in our operating results and order levels; - announcements of technological innovations by us or by our competitors; - new products or product enhancements by us or by our competitors; - developments in patents or other intellectual property rights; or - developments in our relationships with our customers, distributors and suppliers. In addition, in recent years the stock market in general, and the market for shares of high technology stocks in particular, have experienced extreme price fluctuations. These fluctuations have frequently been unrelated to the operating performance of the affected companies. Such fluctuations could adversely affect the market price of our common stock. In the past, securities class action litigation has often been instituted against a company following periods of volatility in the company's stock price. This type of litigation, if filed against us, could result in substantial costs and divert our management's attention and resources.

          ANY FUTURE BUSINESS ACQUISITIONS MAY DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE OR DISTRACT MANAGEMENT ATTENTION

          As part of our business strategy, we may consider acquisitions of, or significant investments in, businesses that offer products, services and technologies complementary to ours. Such acquisitions could materially adversely affect our operating results and/or the price of our common stock. Acquisitions also entail numerous risks, including:
          - difficulty of assimilating the operations, products and personnel of the acquired businesses; - potential disruption of our ongoing business; - unanticipated costs associated with the acquisition; - inability of management to manage the financial and strategic position of acquired or developed products, services and technologies; - inability to maintain uniform standards, controls, policies and procedures; and - impairment of relationships with employees and customers which may occur as a result of integration of the acquired business. To the extent that shares of our stock or other rights to purchase stock are issued in connection with any future acquisitions, dilution to our existing stockholders will result and our earnings per share may suffer. Any future acquisitions may not generate additional revenue or provide any benefit to our business, and we may not achieve a satisfactory return on our investment in any acquired businesses.
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          YEAR 2000 COMPLICATIONS MAY DISRUPT OUR OPERATIONS AND HARM OUR
          BUSINESS

          The date fields coded in many software products and computer systems need to be able to distinguish 21st century dates from 20th century dates, including leap year calculations. The failure to be able to accurately distinguish these dates is commonly known as the year 2000 problem. While we have yet to experience year 2000 problems, the computer software programs and operating systems used in our internal operations, including our financial, product development, order management and manufacturing systems, could experience errors or interruptions due to the year 2000 problem. For example, a significant failure of our computer integrated manufacturing systems, which monitor and control factory equipment, could disrupt manufacturing operations and cause a delay in completion and shipping of products. In addition, it is possible that our suppliers' and service providers' failure to adequately address the year 2000 problem could have an adverse effect on their operations, which, in turn, could have an adverse impact on us.